Exhibit 99.1

Jones Lang LaSalle
Income Property Trust℠

200 E Randolph St
Chicago IL 60601
Tel: +1 312 782 5800

Contact	Molly Schlax	Date	November 14, 2014
Telephone	+1 312 729 3661	Email	molly.schlax@fleishman.com

Jones Lang LaSalle Income Property Trust Declares 12th Consecutive Quarterly Dividend

Chicago (November 14, 2014) – Jones Lang LaSalle Income Property Trust, Inc., an institutionally-managed, non-listed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIMX), today announced the declaration by its board of directors of a regular quarterly dividend of $0.12 per share for the fourth quarter 2014. This marks the twelfth consecutive quarterly dividend paid to stockholders.

The dividend is payable on February 6, 2015 to stockholders of record on December 30, 2014. On an annualized basis, this gross dividend is equivalent to $0.48 per share and represents a yield of approximately 4.56% on the current NAV per share of $10.53 as of November 12, 2014. All stockholders will receive $0.12 per share less applicable share class specific fees.

“We are pleased to continue to deliver to our stockholders consistent attractive income on their investment in our shares. Providing an income return to our investors is one of our primary objectives. We are also proud to note that we continue to have one of the strongest dividend coverage ratios in the non-listed REIT industry,” commented Allan Swaringen, President and CEO of Jones Lang LaSalle Income Property Trust.

A third quarter dividend of $0.12 per share, less applicable share class specific fees was paid according to the table below on November 7, 2014 to stockholders of record as of the close of business on September 29, 2014.

	M-I Share[1]	M Share[2]	A Share[3]
Q3 Quarterly Gross Dividend per Share	$0.12000	$0.12000	$0.12000
Less: Dealer Manager/Distribution Fees per Share	($0.00098)	($0.00910)	($0.02644)
Q3 Quarterly Net Dividend per Share	$0.11902	$0.11090	$0.09356
NAV per Share as of September 30, 2014	$10.44	$10.44	$10.42
Annualized Net Dividend Yield Based on NAV per Share as of September 30, 2014	4.56%	4.25%	3.59%

1 A dealer manager fee equal to 1/365th of 0.05% of NAV for Class M-I shares each day is allocated to Class M-I stockholders and reduces the quarterly dividend paid. 2 A dealer manager fee equal to 1/365th of 0.30% of NAV for Class M shares each day is allocated to Class M stockholders and reduces the quarterly dividend paid. 3 A (1) dealer manager fee equal to 1/365th of 0.55% of NAV, and (2) a distribution fee equal to 1/365th of 0.50% of the NAV for Class A shares each day is allocated to Class A stockholders and reduces the quarterly dividend paid. Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms. For more information on Jones Lang LaSalle Income Property Trust, please visit our website at www.jllipt.com. About Jones Lang LaSalle Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIMX) Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. Jones Lang LaSalle Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management, Inc., a member of the Jones Lang LaSalle group and advisor to Jones Lang LaSalle Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $53 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to Jones Lang LaSalle Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.